Exhibit 99.1

Phillips 66 Reports Fourth-Quarter 2022 Financial Results

Fourth Quarter
•Reported fourth-quarter earnings of $1.9 billion or $3.97 per share; adjusted earnings of $1.9 billion or $4.00 per share
•Generated $4.8 billion of operating cash flow
•Returned $1.2 billion to shareholders through dividends and share repurchases
•Authorized $5 billion increase to the share repurchase program
•Approved $2 billion 2023 capital program
•CPChem made final investment decisions on world-scale petrochemical projects
•Recently reached agreement to acquire all publicly held common units of DCP Midstream, LP

Full-Year 2022
•Reported 2022 earnings of $11.0 billion or $23.27 per share; adjusted earnings of $8.9 billion or $18.79 per share
•Generated $10.8 billion of operating cash flow
•Paid down $2.4 billion of debt and redeemed $500 million of DCP Midstream, LP’s preferred units
•Returned $3.3 billion to shareholders through dividends and share repurchases
•Increased quarterly dividend 5% to $0.97 per common share

HOUSTON, Jan. 31, 2023 – Phillips 66 (NYSE: PSX), a diversified energy company, announces fourth-quarter 2022 earnings of $1.9 billion, compared with earnings of $5.4 billion in the third quarter of 2022. Excluding special items of $15 million, the company had adjusted earnings of $1.9 billion in the fourth quarter, compared with third-quarter adjusted earnings of $3.1 billion.

“Our integrated portfolio positioned us to generate robust earnings and cash flow in 2022, supported by a favorable market environment, solid operations and strong safety performance,” said Mark Lashier, President and CEO of Phillips 66. “During 2022 we increased shareholder distributions and strengthened our balance sheet by repaying debt. Since July 2022, we have returned $2.4 billion to shareholders through share repurchases and dividends as we progress toward our commitment to return $10 billion to $12 billion by year-end 2024.

“We are focused on safely and reliably providing energy to meet the world’s growing energy needs. We are on track to deliver $1 billion of annualized savings by year-end 2023. In addition, we continue to grow our NGL business with the integration of DCP Midstream and recently reached an agreement to acquire all public common units. We remain committed to operating excellence and disciplined capital allocation as we execute our strategic priorities.”

Phillips 66 Reports Fourth-Quarter 2022 Financial Results
Segment Results

During the fourth quarter, we made certain changes to the composition of our Midstream, Refining and Marketing and Specialties segments to align with how our chief executive officer evaluates results and allocates resources. Prior period results for the affected segments and business lines have been recast for comparability. See the Basis of Presentation section below for further information.

Midstream

	Millions of Dollars

	Pre-Tax Income		Adjusted Pre-Tax Income
	Q4 2022	Q3 2022	Q4 2022	Q3 2022
Transportation	$237	411	237	229
NGL and Other	430	3,230	448	412
NOVONIX	(11)	(33)	(11)	(33)
Midstream	$656	3,608	674	608

Midstream fourth-quarter 2022 pre-tax income was $656 million, compared with $3.6 billion in the third quarter of 2022. Midstream results in the fourth quarter included restructuring costs of $18 million related to the integration of DCP Midstream, LP and its general partner entities (collectively referred to as “DCP Midstream”), while third-quarter included a net gain of $3 billion related to the consolidation of DCP Midstream, DCP Sand Hills Pipeline, LLC, and DCP Southern Hills Pipeline, LLC, and the transfer of interest in Gray Oak Pipeline LLC, as a result of the merger of DCP Midstream, LLC, and Gray Oak Holdings, LLC, effective August 17, 2022.

Transportation fourth-quarter adjusted pre-tax income was $237 million, compared with adjusted pre-tax income of $229 million in the third quarter.

NGL and Other adjusted pre-tax income was $448 million in the fourth quarter, compared with adjusted pre-tax income of $412 million in the third quarter. The increase was mainly driven by higher fractionation volumes, as well as a full quarter of consolidated results of DCP Midstream, DCP Sand Hills Pipeline, LLC, and DCP Southern Hills Pipeline, LLC.

In the fourth quarter, the fair value of the company’s investment in NOVONIX, Ltd., decreased by $11 million compared with a $33 million decrease in the third quarter.

Chemicals

	Millions of Dollars

	Pre-Tax Income		Adjusted Pre-Tax Income
	Q4 2022	Q3 2022	Q4 2022	Q3 2022
Chemicals	$52	135	52	135

The Chemicals segment reflects Phillips 66’s equity investment in Chevron Phillips Chemical Company LLC (CPChem). Chemicals fourth-quarter 2022 reported and adjusted pre-tax income was $52 million, compared with $135 million in the third quarter of 2022. This decrease was mainly due to lower margins and volumes, partially offset by decreased utilities costs and the impact of third-quarter legal accruals. Global olefins and polyolefins utilization was 83% for the quarter.

Phillips 66 Reports Fourth-Quarter 2022 Financial Results

Refining

	Millions of Dollars

	Pre-Tax Income		Adjusted Pre-Tax Income
	Q4 2022	Q3 2022	Q4 2022	Q3 2022
Refining	$1,640	2,907	1,626	2,883

Refining fourth-quarter 2022 pre-tax income was $1.6 billion, compared with pre-tax income of $2.9 billion in the third quarter of 2022. Refining results included hurricane-related insurance recovery benefits of $14 million and $24 million in the fourth quarter and third quarter, respectively.

Adjusted pre-tax income for Refining was $1.6 billion in the fourth quarter, compared with adjusted pre-tax income of $2.9 billion in the third quarter. The decrease was due primarily to lower realized margins. Realized margins declined from $26.87 per barrel in the third quarter to $19.73 per barrel in the fourth quarter mainly due to lower market crack spreads and clean product differentials. The global market crack spread, excluding RIN costs, decreased from $28.18 per barrel in the third quarter to $23.58 per barrel in the fourth quarter.

Pre-tax turnaround costs for the fourth quarter were $236 million. Crude utilization rate was 91% and clean product yield was 86%.

Marketing and Specialties

	Millions of Dollars

	Pre-Tax Income		Adjusted Pre-Tax Income
	Q4 2022	Q3 2022	Q4 2022	Q3 2022
Marketing and Specialties	$539	828	539	828

Marketing and Specialties fourth-quarter 2022 reported and adjusted pre-tax income was $539 million, compared with $828 million in the third quarter of 2022, mainly due to lower domestic and international marketing margins.

Corporate and Other

	Millions of Dollars

	Pre-Tax Loss		Adjusted Pre-Tax Loss
	Q4 2022	Q3 2022	Q4 2022	Q3 2022
Corporate and Other	$(340)	(320)	(280)	(246)

Corporate and Other fourth-quarter 2022 pre-tax costs were $340 million, compared with pre-tax costs of $320 million in the third quarter of 2022. Pre-tax costs included $60 million and $74 million of net restructuring costs related to business transformation in the fourth quarter and third quarter, respectively.

Adjusted pre-tax costs were $280 million in fourth-quarter 2022. The increase in the fourth quarter was mainly due to a transfer tax on a foreign entity reorganization, as well as higher employee-related expenses and net interest expense.

Phillips 66 Reports Fourth-Quarter 2022 Financial Results

Financial Position, Liquidity and Return of Capital

Phillips 66 generated $4.8 billion in cash from operations in the fourth quarter of 2022. Excluding working capital impacts, operating cash flow was $2.7 billion.

During the quarter, Phillips 66 repaid $500 million of senior notes due April 2023 and DCP Midstream, LP redeemed its $500 million Series A preferred units. The company funded $753 million of share repurchases, $456 million in dividends and $713 million of capital expenditures and investments. The company ended the quarter with 466 million shares outstanding.

As of Dec. 31, 2022, the company had $12.8 billion of liquidity, reflecting $6.1 billion of cash and cash equivalents and committed capacity available of approximately $5.0 billion under Phillips 66’s revolving credit facility and approximately $1.7 billion under DCP Midstream, LP’s revolving credit and accounts receivable facilities. The company’s consolidated debt-to-capital ratio was 34% and its net debt-to-capital ratio was 24%.

Strategic Update

Phillips 66 continues to progress the priorities outlined at its recent investor day to increase shareholder value.

During the second half of 2022, the company returned $2.4 billion to shareholders through share repurchases and dividends, progressing toward its target of $10 billion to $12 billion in shareholder distributions between July 2022 and year-end 2024.

The recently announced $2 billion capital program includes a $200 million reduction of sustaining capital as part of our business transformation. In addition, Phillips 66 achieved over $300 million of run rate cost savings at the end of 2022 and is on track to deliver $800 million of run rate cost savings by the end of 2023.

In Midstream, Phillips 66 is executing its NGL growth strategy to enhance its wellhead-to-market value chain. In January 2023, Phillips 66 reached an agreement to acquire all publicly held common units of DCP Midstream, LP in exchange for cash. The transaction is expected to close in the second quarter of 2023 and will increase the company’s economic interest in DCP Midstream, LP to 86.8%. The total increase in the company’s economic interest in DCP Midstream, LP, including the company’s increased economic interest from the previously announced merger transaction, is expected to generate an incremental $1.0 billion of annual adjusted EBITDA. In addition, Phillips 66 expects to capture over $300 million of commercial and operating synergies.

Additionally, the company completed Frac 4 at the end of the third quarter, achieving full rates in early October. Frac 4 added 150,000 BPD, bringing the Sweeny Hub fractionation nameplate capacity to 550,000 BPD. Sweeny is the second largest fractionation hub in the U.S.

In Chemicals, CPChem and QatarEnergy reached a final investment decision in the fourth quarter of 2022 to construct an $8.5 billion integrated polymers facility on the U.S. Gulf Coast. CPChem owns a 51% equity share in the joint venture and QatarEnergy owns 49%. The Golden Triangle Polymers facility will include a 4.6 billion pounds per year ethane cracker and two high-density polyethylene units with a combined capacity of 4.4 billion pounds per year. Operations are expected to begin in 2026.

Phillips 66 Reports Fourth-Quarter 2022 Financial Results
In January 2023, CPChem and QatarEnergy announced a final investment decision to construct a $6.0 billion integrated polymers complex in Ras Laffan, Qatar. The joint venture is owned 70% by QatarEnergy and 30% by CPChem. The Ras Laffan Petrochemical facility is expected to start up in late 2026 and will include a 4.6 billion pounds per year ethane cracker and two high-density polyethylene units with a total capacity of 3.7 billion pounds per year.

CPChem continues to pursue a portfolio of additional high-return growth projects including construction of a second world-scale unit to produce 1-hexene in Old Ocean, Texas, and the expansion of propylene splitter capacity at its Cedar Bayou facility. Both projects are expected to start up in the second half of 2023.

Phillips 66 is focused on improving refining operations to increase crude capacity availability, enhance market capture and reduce costs. In addition, the company is converting its San Francisco Refinery in Rodeo, California, into one of the world’s largest renewable fuels facilities. The Rodeo Renewed refinery conversion project is expected to begin commercial operations in the first quarter of 2024. Upon completion, the facility will have over 50,000 BPD (800 million gallons per year) of renewable fuel production capacity. The conversion will reduce emissions from the facility and produce lower carbon-intensity transportation fuels.

Phillips 66 Reports Fourth-Quarter 2022 Financial Results

Investor Webcast

Later today, members of Phillips 66 executive management will host a webcast at noon EST to discuss the company’s fourth-quarter performance and provide an update on strategic initiatives. To access the webcast and view related presentation materials, go to phillips66.com/investors and click on “Events & Presentations.” For detailed supplemental information, go to phillips66.com/supplemental.

Earnings
	Millions of Dollars
	2022			2021
	Q4	Q3	Year	Q4	Year
Midstream	$656	3,608	4,734	559	1,500
Chemicals	52	135	856	436	1,844
Refining	1,640	2,907	7,816	408	(2,353)
Marketing and Specialties	539	828	2,402	470	1,723
Corporate and Other	(340)	(320)	(1,169)	(246)	(974)
Pre-Tax Income	2,547	7,158	14,639	1,627	1,740
Less: Income tax expense	535	1,618	3,248	256	146
Less: Noncontrolling interests	128	149	367	98	277
Phillips 66	$1,884	5,391	11,024	1,273	1,317

Adjusted Earnings
	Millions of Dollars
	2022			2021
	Q4	Q3	Year	Q4	Year
Midstream	$674	608	1,752	634	1,792
Chemicals	52	135	856	424	1,899
Refining	1,626	2,883	7,891	466	(948)
Marketing and Specialties	539	828	2,402	471	1,729
Corporate and Other	(280)	(246)	(1,010)	(245)	(970)
Pre-Tax Income	2,611	4,208	11,891	1,750	3,502
Less: Income tax expense	574	937	2,613	354	651
Less: Noncontrolling interests	138	149	377	98	330
Phillips 66	$1,899	3,122	8,901	1,298	2,521

Phillips 66 Reports Fourth-Quarter 2022 Financial Results
About Phillips 66

Phillips 66 (NYSE: PSX) manufactures, transports and markets products that drive the global economy. The diversified energy company’s portfolio includes Midstream, Chemicals, Refining, and Marketing and Specialties businesses. Headquartered in Houston, Phillips 66 has employees around the globe who are committed to safely and reliably providing energy and improving lives while pursuing a lower-carbon future. For more information, visit phillips66.com or follow @Phillips66Co on LinkedIn or Twitter.

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CONTACTS
Jeff Dietert (investors)	Owen Simpson (investors)	Thaddeus Herrick (media)
832-765-2297	832-765-2297	855-841-2368
jeff.dietert@p66.com	owen.simpson@p66.com	thaddeus.f.herrick@p66.com

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE “SAFE HARBOR” PROVISIONS
OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains forward-looking statements within the meaning of the federal securities laws. Words such as “anticipated,” “estimated,” “expected,” “planned,” “scheduled,” “targeted,” “believe,” “continue,” “intend,” “will,” “would,” “objective,” “goal,” “project,” “efforts,” “strategies” and similar expressions that convey the prospective nature of events or outcomes generally indicate forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements included in this news release are based on management’s expectations, estimates and projections as of the date they are made. These statements are not guarantees of future performance and you should not unduly rely on them as they involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include: the effects of any widespread public health crisis and its negative impact on commercial activity and demand for refined petroleum products; the inability to timely obtain or maintain permits necessary for capital projects; changes to worldwide government policies relating to renewable fuels and greenhouse gas emissions that adversely affect programs like the renewable fuel standards program, low carbon fuel standards and tax credits for biofuels; fluctuations in NGL, crude oil, and natural gas prices, and petrochemical and refining margins; our ability to consummate the pending acquisition of the outstanding public common units of DCP Midstream, LP and the timing and cost associated therewith; our ability to achieve the expected benefits of the integration of DCP Midstream, LP and from the pending acquisition, if consummated; the diversion of management’s time on transaction and integration-related matters; the success of the company’s business transformation initiatives and the realization of savings from actions taken in connection therewith; unexpected changes in costs for constructing, modifying or operating our facilities; unexpected difficulties in manufacturing, refining or transporting our products; the level and success of drilling and production volumes around our midstream assets; risks and uncertainties with respect to the actions of actual or potential competitive suppliers and transporters of refined petroleum products, renewable fuels or specialty products; lack of, or disruptions in, adequate and reliable transportation for our NGL, crude oil, natural gas, and refined products; potential liability from litigation or for remedial actions, including removal and reclamation obligations under environmental regulations; failure to complete construction of capital projects on time and within budget; the inability to comply with governmental regulations or make capital expenditures to maintain compliance; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets, which may also impact our ability to repurchase shares and declare and pay dividends; potential disruption of our operations due to accidents, weather events, including as a result of climate change, acts of terrorism or cyberattacks; general domestic and international economic and political developments including armed hostilities (including the Russia-Ukraine war), expropriation of assets, and other political, economic or diplomatic developments; international monetary conditions and exchange controls; changes in governmental policies relating to NGL, crude oil, natural gas, refined petroleum products, or renewable fuels pricing, regulation or taxation, including exports; changes in estimates or projections used to assess fair value of intangible assets, goodwill and property and equipment and/or strategic decisions with respect to our asset portfolio that cause impairment charges; investments required, or reduced demand for products, as a result of environmental rules and regulations; changes in tax, environmental and other laws and regulations (including alternative energy mandates); political and societal concerns about climate change that could result in changes to our business or increase expenditures, including litigation-related expenses; the operation, financing and distribution decisions of equity affiliates we do not control; and other economic, business, competitive and/or regulatory factors affecting Phillips 66’s businesses generally as set forth in our filings with the Securities and Exchange Commission. Phillips 66 is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Phillips 66 Reports Fourth-Quarter 2022 Financial Results

Use of Non-GAAP Financial Information—This news release includes the terms “adjusted earnings,” “adjusted earnings per share” and “adjusted pre-tax income.” These are non-GAAP financial measures that are included to help facilitate comparisons of operating performance across periods and to help facilitate comparisons with other companies in our industry, by excluding items that do not reflect the core operating results of our businesses in the current period. References in the release to earnings refer to net income attributable to Phillips 66.

This news release also includes the terms “sustaining capital” and “adjusted EBITDA,” which are non-GAAP financial measures. Sustaining capital is a component of total capital expenditures, which is the most directly comparably GAAP financial measure. Adjusted EBITDA, as used in this release, is a forward-looking non-GAAP financial measure. EBITDA is defined as estimated net income plus estimated net interest expense, income taxes, depreciation and amortization. Adjusted EBITDA is defined as estimated EBITDA plus the proportional share of selected equity affiliates’ estimated net interest expense, income taxes, depreciation and amortization less the portion of estimated adjusted EBITDA attributable to noncontrolling interests. Net income is the most directly comparable GAAP financial measure for the consolidated company and income before income taxes is the most directly comparable GAAP financial measure for operating segments. Adjusted EBITDA estimates depend on future levels of revenues and expenses, including amounts that will be attributable to noncontrolling interests, which are not reasonably estimable at this time. Accordingly, we cannot provide a reconciliation between projected adjusted EBITDA to consolidated net income or segment income before income taxes without unreasonable effort.

Basis of Presentation— During the fourth quarter of 2022, we changed the internal financial information reviewed by our chief executive officer to evaluate results and allocate resources to reflect the realignment of certain businesses between segments and business lines. We determined this realignment resulted in a change in the composition of our operating segments. Accordingly, prior period results have been recast for comparability. The primary effects of this realignment included moving the results of certain processing assets at our Sweeny and Lake Charles refineries from the Midstream segment (NGL and Other) to the Refining segment. Additionally, commissions charged to the Refining segment by the Marketing and Specialties segment related to sales of specialty products were eliminated and the costs of the sales organization were reclassified from the Marketing and Specialties segment to the Refining segment. Additionally, we no longer present disaggregated business line results for our Chemicals and Marketing and Specialties segments.

Phillips 66 Reports Fourth-Quarter 2022 Financial Results

	Millions of Dollars
	Except as Indicated
	2022			2021
	Q4	Q3	Year	Q4	Year
Reconciliation of Consolidated Earnings to Adjusted Earnings
Consolidated Earnings	$1,884	5,391	11,024	1,273	1,317
Pre-tax adjustments:
Impairments	—	—	—	—	1,496
Certain tax impacts	—	—	—	(11)	(11)
Pension settlement expense	—	—	—	10	77
Hurricane-related costs	(14)	(24)	(21)	34	45
Winter-storm-related costs	—	—	—	(14)	51
Alliance shutdown-related costs[1]	—	—	26	192	192
Regulatory compliance costs	—	—	70	(88)	(88)
Restructuring costs[2]	78	74	177	—	—
Merger transaction costs	—	13	13	—	—
Gain on consolidation	—	(3,013)	(3,013)	—	—
Tax impact of adjustments[3]	(14)	681	635	(33)	(420)
Other tax impacts	(25)	—	—	(65)	(85)
Noncontrolling interests	(10)	—	(10)	—	(53)
Adjusted earnings	$1,899	3,122	8,901	1,298	2,521
Earnings per share of common stock (dollars)	$3.97	11.16	23.27	2.88	2.97
Adjusted earnings per share of common stock (dollars)[4]	$4.00	6.46	18.79	2.94	5.70

Reconciliation of Segment Pre-Tax Income (Loss) to Adjusted Pre-Tax Income (Loss)
Midstream Pre-Tax Income	$656	3,608	4,734	559	1,500
Pre-tax adjustments:
Impairments	—	—	—	—	208
Pension settlement expense	—	—	—	1	8
Hurricane-related costs	—	—	—	4	4
Winter-storm-related costs	—	—	—	—	2
Alliance shutdown-related costs[1]	—	—	—	70	70
Merger transaction costs	—	13	13	—	—
Gain on consolidation	—	(3,013)	(3,013)	—	—
Restructuring costs[2]	18	—	18	—	—
Adjusted pre-tax income	$674	608	1,752	634	1,792
Chemicals Pre-Tax Income	$52	135	856	436	1,844
Pre-tax adjustments:
Pension settlement expense	—	—	—	2	22
Hurricane-related costs	—	—	—	—	1

Phillips 66 Reports Fourth-Quarter 2022 Financial Results

Winter-storm-related costs	—	—	—	(14)	32
Adjusted pre-tax income	$52	135	856	424	1,899
Refining Pre-Tax Income (Loss)	$1,640	2,907	7,816	408	(2,353)
Pre-tax adjustments:
Impairments	—	—	—	—	1,288
Certain tax impacts	—	—	—	(11)	(11)
Pension settlement expense	—	—	—	5	37
Hurricane-related costs	(14)	(24)	(21)	30	40
Winter-storm-related costs	—	—	—	—	17
Alliance shutdown-related costs[1]	—	—	26	122	122
Regulatory compliance costs	—	—	70	(88)	(88)
Adjusted pre-tax income (loss)	$1,626	2,883	7,891	466	(948)
Marketing and Specialties Pre-Tax Income	$539	828	2,402	470	1,723
Pre-tax adjustments:
Pension settlement expense	—	—	—	1	6
Adjusted pre-tax income	$539	828	2,402	471	1,729
Corporate and Other Pre-Tax Loss	$(340)	(320)	(1,169)	(246)	(974)
Pre-tax adjustments:
Pension settlement expense	—	—	—	1	4
Restructuring costs[2]	60	74	159	—	—
Adjusted pre-tax loss	$(280)	(246)	(1,010)	(245)	(970)
[1] Costs related to the shutdown of the Alliance Refinery totaled $192 million pre-tax in the fourth quarter of 2021. Shutdown-related costs recorded in the Refining segment include pre-tax charges for asset retirements of $91 million recorded in depreciation and amortization expense, and severance and other exit costs of $31 million. Shutdown-related costs in the Midstream segment include asset retirements of $70 million pre-tax recorded in depreciation and amortization expense. Costs related to the shutdown of the Alliance Refinery totaled $26 million pre-tax in the second quarter of 2022. Shutdown-related costs recorded in the Refining segment include pre-tax charges for the disposal of materials and supplies of $20 million, and asset retirements of $6 million recorded in depreciation and amortization expense.

[2] Midstream results in the fourth quarter of 2022 included pre-tax restructuring costs of $18 million related to the integration of DCP Midstream, of which $10 million was attributed to noncontrolling interests. Corporate results for the fourth quarter of 2022 included net pre-tax restructuring costs of $60 million related to Phillips 66’s multi-year business transformation efforts, which includes a held-for-sale asset impairment of $45 million.

3 We generally tax effect taxable U.S.-based special items using a combined federal and state statutory income tax rate of approximately 24%. Taxable special items attributable to foreign locations likewise use a local statutory income tax rate. Nontaxable events reflect zero income tax. These events include, but are not limited to, most goodwill impairments, transactions legislatively exempt from income tax, transactions related to entities for which we have made an assertion that the undistributed earnings are permanently reinvested, or transactions occurring in jurisdictions with a valuation allowance.

[4] 2022 and Q3 2022 are based on adjusted weighted-average diluted shares of 473,728 thousand and 483,035 thousand, respectively. Other periods are based on the same weighted-average diluted shares outstanding as that used in the GAAP diluted earnings per share calculation. Income allocated to participating securities, if applicable, in the adjusted earnings per share calculation is the same as that used in the GAAP diluted earnings per share calculation.

Phillips 66 Reports Fourth-Quarter 2022 Financial Results

Millions of Dollars
Except as Indicated
December 31, 2022
Debt-to-Capital Ratio
Total Debt	$17,190
Total Equity	34,106
Debt-to-Capital Ratio	34%
Total Cash	6,133
Net Debt-to-Capital Ratio	24%

	Millions of Dollars
	Except as Indicated
	2022
	Q4	Q3
Realized Refining Margins
Income before income taxes	$1,640	2,907
Plus:
Taxes other than income taxes	47	80
Depreciation, amortization and impairments	238	221
Selling, general and administrative expenses	47	43
Operating expenses	1,264	1,214
Equity in earnings of affiliates	(254)	(291)
Other segment (income) expense, net	(29)	5
Proportional share of refining gross margins contributed by equity affiliates	499	539
Special items:
None	—	—
Realized refining margins	$3,452	4,718
Total processed inputs (thousands of barrels)	154,178	153,919
Adjusted total processed inputs (thousands of barrels)*	175,033	175,609
Income before income taxes (dollars per barrel)**	$10.64	18.89
Realized refining margins (dollars per barrel)***	$19.73	26.87
*Adjusted total processed inputs include our proportional share of processed inputs of an equity affiliate.
**Income before income taxes divided by total processed inputs.